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                                                                    EXHIBIT 2(e)


                                Summary Brochure

                               Automatic Dividend
                                Reinvestment and
                                 Voluntary Cash
                                 Purchase Plan





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Dear Shareholder,

We have prepared this brochure to summarize the details of the Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan (the "Plan"). This summary is qualified by reference to the Terms and Conditions of the Plan that follows the summary. The Plan is available to all shareholders of The Gabelli Equity Trust Inc. (the "Fund") and provides a convenient way to acquire additional shares of the Fund's common stock by automatic reinvestment of net investment income and capital gains distributions paid on such shares. State Street Bank and Trust Company ("State Street") serves as the administrator for the Plan.

We hope this brochure will prove helpful in addressing any questions concerning the Plan.

                                                   Respectfully,

                                                   Joshua W. Fenton
                                                   Vice President





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HOW DO I ENROLL IN THE PLAN?

No enrollment is necessary. Each registered shareholder is automatically enrolled in the Plan (unless the shareholder elects otherwise). All distributions of dividends and capital gains will be automatically reinvested by State Street, as the Plan agent, in whole or fractional shares of the Fund, as the case may be.

WHAT IF MY SHARES ARE HELD BY A BROKER, BANK OR NOMINEE?

If your shares are held in the name of a broker, bank or nominee, you should instruct such institution to participate in the Plan on your behalf. If such institution will not participate in the Plan, your account will be credited with a cash dividend. In order to participate in the Plan through such institution it may be necessary for you to have your shares taken out of "street name" and re-registered in your own name. Once registered in your own name your dividends will be automatically reinvested.

HOW DOES THE DIVIDEND REINVESTMENT PLAN WORK?

When a dividend is declared, nonparticipants in the Plan will receive cash. Participants in the Plan will receive the equivalent in shares of the Fund valued at the lower of market price or net asset value as described below:

         If at the time of reinvestment, the market price of the Fund's Shares is equal to or exceeds net asset value, participants are issued Shares valued at the greater of (i) the net asset value as most recently determined or (ii) 95% of the then current market price of the Fund's Shares. If the net asset value of the Shares at the time of valuation exceeds the market price of the Shares, participants will receive shares from the Fund valued at market price.

WILL THE ENTIRE AMOUNT OF MY DISTRIBUTION BE REINVESTED?

YES. For any balance that is insufficient to purchase a whole share, State Street will credit your account with a fractional share interest computed to four decimal places. The fractional share interest is included in all subsequent distributions, and you have voting rights on all full and fractional shares acquired under the Plan. However, if your shares are held by a broker, bank or nominee, that participates in the Plan on your behalf, any amounts not sufficient to purchase a whole share may be credited to your account in cash in lieu of the fractional share interest.

WILL I BE ISSUED STOCK CERTIFICATES FOR TRANSACTIONS IN THE PLAN?





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NO.  Shares purchased under the Plan will automatically be held for safe keeping by State Street. Also, as a safeguard against loss or theft of stock certificates held in your possession, you may send those certificates to State Street for deposit into your account. Each transaction will be fully detailed in a comprehensive statement which will provide immediate confirmation of the current status of your account. All of the paperwork will be done for you by State Street's computers, simplifying your record-keeping. If a stock certificate is desired, it must be requested in writing for each transaction. Certificates will be issued only for whole shares.

ARE DISTRIBUTIONS THAT ARE REINVESTED SUBJECT TO INCOME TAXES?

YES. The automatic reinvestment of distributions will not relieve participants of any income tax which may be payable on such distributions. If you participate in the Plan, you will receive Form 1099 concerning the Federal tax status of distributions paid during the year.

IS THERE ANY CHARGE TO PARTICIPATE IN THE PLAN?

NO. State Street's fees for handling the reinvestment of distributions will be paid by the Fund. There will be no brokerage charges for shares issued directly by the Fund. However, each participant will pay a pro rata share of brokerage commissions incurred with respect to State Street's open market purchases in connection with the voluntary cash payments.

WHAT SHOULD I DO IF I RECEIVE FORM 2439, NOTICE OF UNDISTRIBUTED LONG-TERM CAPITAL GAINS?

If at year end, the Fund retains a portion of realized long-term capital gains, you will receive Form 2439. If you are a registered shareholder you will receive this Form directly from State Street on or about February 15th. If your shares are held by a broker, bank or nominee you will receive this Form from the broker, bank or nominee on or about March 15th. Form 2439 reports your proportionate amount of undistributed long-term capital gains and taxes paid thereon. This information must be reflected on your Federal Income Tax Return. Refer to the Fund's Annual Report for detailed filing information.
For IRA accounts, custodians will receive Form 2439. The custodian is required to file Form 990-T (Exempt Organization Income Tax Return) in order to claim a refund of your pro rata share of taxes paid by the Fund. Tax-exempt accounts should file Form 990-T to receive a refund as well.





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HOW DOES THE VOLUNTARY CASH PURCHASE PLAN WORK?

Participants in the Plan have the option of making additional cash payments on a semi-annual basis for investment in Fund shares. Such payments can be made in any amount from $250 to $3,000. State Street will use all funds received to purchase Fund shares in the open market on or about February 15 or August 15 of each year.

         To avoid unnecessary cash accumulations and also to allow ample time for receipt and processing by State Street, registered shareholders should send voluntary cash payments directly to State Street in a manner which ensures that State Street will receive such payments approximately 10 days before February 15 and August 15, as the case may be. State Street will charge each shareholder who participates $0.75 per transaction, plus a pro rata share of the brokerage commissions. Brokerage charges for such purchases are expected to be less than the usual brokerage charge for such transactions. It is suggested that any voluntary cash payments be sent directly to State Street Bank and Trust Company, P.O. Box 8200, Boston, MA 02266-8200.

HOW DO I REQUEST A CASH DIVIDEND OR DISCONTINUE PARTICIPATION IN THE PLAN?

PLEASE USE THE ATTACHED AUTHORIZATION CARD TO REQUEST A CASH DIVIDEND. Should you wish to discontinue your participation in the Plan, you must choose one of two options as indicated on the card. (1) you may request to receive a certificate for the number of full shares then held in your Plan account along with a check in payment for any fractional share interest you may have. The payment for the fractional share interest will be valued at the opening price of the Fund on the date your discontinuance is effective or, (2) you may wish to liquidate your reinvestment shares. Please make the appropriate selection on the attached Authorization Card. If you wish to liquidate your reinvestment shares, the cost is $2.50 per transaction as well as the brokerage commission incurred. Brokerage charges are expected to be less than the usual brokerage charge for such transactions.

Other Questions and correspondence concerning the Plan should be directed to:

State Street Bank and Trust Company
P.O. Box 8200
Boston, MA 02266-8200
Tel: 1-800-426-5523





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If your shares are not held in your name, "customer name," you should contact your broker, bank or nominee for further assistance.

The Fund and/or State Street may amend or terminate the Plan with at least 90 days written notice prior to the record date before such change becomes effective.





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                            TERMS AND CONDITIONS OF
                        AUTOMATIC DIVIDEND REINVESTMENT
                                      AND
                          VOLUNTARY CASH PURCHASE PLAN

1. Each shareholder ("Shareholder") holding shares of common stock ("Shares") of The Gabelli Equity Trust Inc. (the "Fund") will automatically be participants in the Dividend Reinvestment Plan (the "Plan"), unless the Shareholder specifically elects to receive all dividends and capital gains in cash paid by check mailed directly to the Shareholder by State Street Bank and Trust Company as agent under the Plan (the "Agent"). The Agent will open an account for each Shareholder under the Plan in the same name in which such Shareholder's shares of Common Stock are registered.

2. Whenever the Fund declares a capital gains distribution or an income dividend payable in Shares or cash, participating Shareholders will take the distribution or dividend entirely in Shares and the Agent will automatically receive the Shares, including fractions, for the Shareholders account. The process is as follows:

3. Whenever the market price per Share is equal to or exceeds net asset value at the time Shares are valued for the purpose of determining the number of Shares equivalent to the cash dividend or capital gains distribution (the "Valuation Date"), participants will be issued Shares at the greater of (i) net asset value or (ii) 95% of the then current market price of the Shares. The Valuation Date is the dividend or distribution payment date or, if that date is not a New York Stock Exchange trading day, the next trading day. If the net asset value of the Shares on the Valuation Date exceeds the market price of the Shares at that time, participants will receive shares from the Fund valued at market price. If the Fund should declare a dividend or capital gains distribution payable only in cash, the Agent will, as purchasing agent for the participants buy Shares in the open market, on the New York Stock Exchange (the "Exchange") or elsewhere, for the participants account after the payment date, except that the Agent will endeavor to terminate purchases in the open market and cause the Fund to issue the remaining Shares if, following the commencement of the purchases, the market value of the Shares exceeds net asset value. These remaining shares will be issued by the Fund at a price equal to the greater of (i) net asset value or (ii) 95% of then current market price.

In a case where the Agent has terminated open market purchases and caused the issuance of remaining Shares by the Fund, the number of shares received by the participant in respect of the cash dividend or distribution will be based on the weighted average of prices paid for Shares purchased in the open market and the price at which the Fund issues remaining Shares. To the extent that the Agent is unable to terminate purchases





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in the open market before the Agent has completed its purchases, or remaining
Shares cannot be issued by the Fund because the Fund declared a dividend or distribution payable only in cash, and the market price exceeds the net asset value of the Shares, the average Share purchase price paid by the Agent may exceed the net asset value of the Shares, resulting in the acquisition of fewer Shares than if the dividend or capital gains distribution had been paid in Shares issued by the Fund.

The Agent will apply all cash received as a dividend or capital gains distribution to purchase shares of common stock on the open market as soon as practicable after the payment date of the dividend or capital gains distribution, but in no event later than 45 days after that date, except when necessary to comply with applicable provisions of the federal securities laws.

4. For all purposes of the Plan: (a) the market price of Fund Shares on a particular date shall be the last sales price on the Exchange on that date or, if no sale occurred on the Exchange on that date, then the mean between the closing bid and asked quotations for the Shares on the Exchange on such date and (b) net asset value per share on a particular date shall be as determined by or on behalf of the Fund.

5. The open-market purchases provided for above may be made on any securities exchange on which the Shares of the Fund are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Funds held by the Agent uninvested will not bear interest, and it is understood that, in any event, the Agent shall have no liability in connection with any inability to purchase Shares within 45 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Agent shall have no responsibility as to the value of the Shares of the Fund acquired for the Shareholder's account.

6. The Agent will hold Shares acquired pursuant to the Plan in noncertificated form in the Agent's name or that of its nominee. At no additional cost, as a participant in the Plan you may send to the Agent for deposit into your Plan account those certificate shares of the Fund now in your possession. These shares will be combined with those unissued full and fractional shares acquired under the Plan and held by the Agent. Shortly thereafter, you will receive a statement showing your combined holdings. The Agent will forward to the Shareholder any proxy solicitation material and will vote any Shares so held for the Shareholder only in accordance with the proxy returned by her or him to the Fund. Upon the Shareholder's written request, the Agent will deliver to her or him, without charge, a certificate or certificates for the full Shares.





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7.       The Agent will confirm to the Shareholder each acquisition made for her or his account as soon as practicable but not later than 60 days after the date thereof. Although the Shareholder may from time to time have an individual fractional interest (computed to four decimal places) in a Share of the Fund, no certificates for a fractional Share will be issued. However, dividends and distributions on fractional Shares will be credited to the Shareholder's account. In the event of a termination of a Shareholder's account under the Plan, the Agent will adjust for any such undivided fractional interest in cash at the opening market value of the Shares at the time of termination.

8. Any stock dividends or split Shares distributed by the Fund on Shares held by The Agent for the Shareholder will be credited to the Shareholder's account. In the event that the Fund makes available to the Shareholder rights to purchase additional Shares or other securities, the Shares held for a Shareholder under the Plan will be added to other shares held by the Shareholder in calculating the number of rights to be issued to such Shareholder.

9. The Agent's service fee for handling capital gains distributions or income dividends will be paid by the Fund. The Shareholder will be charged a pro rata share of brokerage commissions on all open market purchases.

10. The Shareholder may terminate her or his account under the Plan by notifying the Agent in writing. A termination will be effective immediately if notice is received by the Agent not less than 10 days prior to any dividend or distribution record date; otherwise such termination will be effective, with respect to any subsequent dividend or distribution, on the first trading day after a dividend paid for the record date has been credited to the Shareholder's account. Upon any termination the Agent will cause a certificate or certificates for the full Shares held for the Shareholder under the Plan and cash adjustment for any fraction to be delivered to her or him. If, the Shareholder elects by notice to the Agent in writing in advance of such termination to have the Agent sell part or all of her or his shares and remit the proceeds to her or him, the Agent is authorized to deduct $2.50 per transaction plus brokerage commissions for this transaction from the proceeds.

11. Shareholders have the option of sending additional funds, semi-annually, in any amount from $250 to $3,000, for the purchase on the open market of shares of the common stock of the Fund for Shareholder's accounts. Voluntary payments will be invested on or shortly after the 15th of February and August, and in no event more than 45 days after such dates except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of federal securities law. Funds received more than 30 days prior to the 15th of February or August will be returned





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uninvested.  Shareholders may withdraw their entire voluntary cash payment by written notice not less than 48 hours before such payment is to be invested.

12. Investments of voluntary cash payment and other open market purchases provided for above may be made on any securities exchange where the Fund's common stock is traded, in the over-the-counter-market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Funds held by the Agent uninvested will not bear interest, and it is understood that, in any event, the Agent shall have no liability in connection with any inability to purchase shares within 45 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Agent shall have no responsibility as to the value of the common stock of the Fund acquired for the Shareholders' account. For the purposes of cash investments the Agent may commingle Shareholder funds with those of other Shareholders of the Fund for whom the Agent also acts as Agent, and the average price (including brokerage commissions) of all shares purchased by the Agent shall be the price per share allocable to the Shareholder in connection therewith. The cost per transaction is $0.75.

13. The Agent may hold Shareholder's shares acquired pursuant to Shareholder authorization, together with the shares of other Shareholders of the Fund acquired pursuant to similar authorization, in noncertificated form in the name of the Agent or that of the Agent's nominee. The Agent will forward to each Shareholder any proxy solicitation material and will vote any shares held for the Shareholder only in accordance with the proxy returned by the Shareholder to the Fund. Upon written request, the Agent will deliver to the Shareholder, without charge, a certificate or certificates for the full shares.

14. These terms and conditions may be amended or supplemented by the Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to the Shareholder appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the Shareholder unless, prior to the effective date thereof, the Agent receives written notice of the termination of the Shareholder account under the Plan. Any such amendment may include an appointment by the Fund of a successor agent in its place and stead under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Agent, for Shareholders' accounts, all dividends and distributions payable on Shares held in the Shareholder's name or





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under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

15. ln the case of Shareholders, such as banks, brokers or nominees, which hold Shares for others who are the beneficial owners, the Agent will administer the Plan on the basis of the number of Shares certified from time to time by the Shareholders as representing the total amount registered in the Shareholder's name and held for the account of beneficial owners who are to participate in the plan.

16. The Agent shall at all times act in good faith and agree to use the best efforts within reasonable limits to insure the accuracy of all services performed under this agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless the errors caused by its negligence, bad faith or willful misconduct or that of its employees.





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                         THE GABELLI EQUITY TRUST INC.

         The following describes certain changes, effective as of March 31, 1996, to the Fund's Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan (the "Plan"):

1. Shareholders may now make purchases under the voluntary cash purchase portion of the plan on a monthly, rather than a semi-annual basis. Investments will be made by the Fund on or shortly after the 15th day of each month. Funds not received at least five days before such investment shall be held for investment in the following month.

2. The maximum amount of a voluntary cash purchase by a shareholder under the plan has been increased to $10,000 from $3,000.

3. A shareholder wishing to terminate his or her account may do so by written or telephone notification to the Plan Agent of such intent. If such notice is received less than 10 days prior to any dividend or distribution record date, then such termination shall be immediately effective with respect to all shares then held in such shareholder's account except that shares to be received pursuant to the reinvestment of dividends or distributions shall be sold by the Agent on the first trading day after such shares have been posted to such terminating shareholder's account.





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THE GABELLI EQUITY TRUST INC.
c/o STATE STREET BANK AND TRUST COMPANY
P.O. BOX 8200
BOSTON, MA 02266-8200





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                            AUTHORIZATION FOR CASH*
          PLEASE TERMINATE MY REINVESTMENT PLAN AND . . . (CHECK ONE)


[ ] Issue a certificate for all full shares and sell any fractional shares remaining in my reinvestment account.

[ ] Sell all shares currently being held in my reinvestment account, and remit a check for the proceeds.

DO NOT MAIL IF YOU WISH TO RECEIVE
BOTH YOUR DIVIDEND AND CAPITAL                     PRINT
GAINS DISTRIBUTIONS IN ADDITIONAL SHARES.          NAME(S)
                                                          -------------------------------------------------------

                                                   --------------------------------------------------------------

                                                   DATE
                                                       ----------------------------------------------------------

                                                   ACCOUNT #
                                                            -----------------------------------------------------

                                                   TAX
                                                   IDENTIFICATION
                                                   NUMBER
                                                         --------------------------------------------------------

                                                   SIGNATURE(S)
                                                               --------------------------------------------------

                                                   --------------------------------------------------------------


*  NOTIFICATION MUST BE RECEIVED BY STATE STREET
   BANK AND TRUST COMPANY AT LEAST 10 BUSINESS
   DAYS PRIOR TO THE RECORD DATE FOR A DISTRIBUTION.